EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-276044) of Graham Holdings Company of our report dated June 25, 2026 relating to the financial statements and supplemental schedule of The Kaplan, Inc. Tax Deferred Savings Plan for Salaried Employees, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Miami, FL
June 25, 2026